Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2009

April 21, 2009   //  10:00 am (CT)

RLI Participants

Jonathan E.  Michael, Chief Executive Officer

Michael J.  Stone, Chief Operating Officer

Joseph E.  Dondanville, Chief Financial Officer

John Robison, Treasurer, VP — Investor Relations

Conference Call Participants

Name	Affiliation

Mike Grasher	Piper Jaffray
Doug Mewhirter	Ferris Baker Watts
Meyer Shields	Stifel Nicolaus
Bijan Moazami	FBR Capital Markets
Ron Bobman	Capital Returns
Mike Nannizzi	Oppenheimer & Co.

RLI CORP.

Moderator: John Robison

April 21, 2009

10:00 a.m.  CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp.’s first quarter earnings teleconference call.  At this time, we would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future.  As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially.  These risk factors are listed in the company’s various SEC filings including in the annual form 10-K which should be reviewed carefully.  The company has filed a form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.  RLI management may make reference during the call to operating earnings and earnings per share from the operations, which are non-GAAP measures of the financial results.

RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.  RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings.  The form 8-K contains reconciliation between operating earnings and net earnings.  The form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation.  I will now turn the conference over to RLI’s Treasurer, Mr. John Robison.  Please go ahead, sir.

John Robison:  Thank you.  Good morning to everyone.  Welcome to the RLI earnings teleconference for the first quarter of 2009.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in the past quarters.  I’ll give a brief review of the financial highlights and discuss the investment portfolio.  Mike Stone will talk about the quarter’s operations, then we’ll open the call to questions and Jon Michael will finish up with some closing comments.

Our first quarter operating earnings were $1.03 per share.  Included in this quarter’s earnings are 6.6 million in pre-tax favorable development and prior years’ loss reserves.  The favorable development came from our casualty book of business.  The 6.6 million is net of 3.2 million in unfavorable development in our property book related to our marine book of business.  We have taken steps to remedy these results over the past 6 months by re-underwriting certain coverages.

The combined ratio for the first quarter was 87.9, resulting in underwriting income of 15.2 million.  Gross written premiums were down 8% versus the first quarter of 2008.  As we have demonstrated over time, we are an underwriting company focused on underwriting profits in hard and soft markets.  While the soft market impacted our top line, we continue to focus on profitable underwriting results.

Turning to the investment portfolio.  While the equity markets rallied in March, it wasn’t enough to offset the declines in the first two months of the year.  At 3/31/09, our overall allocation was 78% in fixed income, 12% in equities, and 10% in short term investments.

To further breakdown the portfolio, 1% is in treasuries, 18% is in agency debt, all senior debt rated triple-A, 18% is in corporate bonds with an overall rating of “A” with less than 15% of the portfolio in the financial sector.  Nine percent is in mortgage-backed securities issued by the GSE’s which include Fannie, Freddie, and Ginny Mae.  Three percent is in commercial mortgage-backed securities, all rated triple-A and paying as agreed.  One percent is in asset-backed securities, all of which remained rated triple-A.  We do not have significant exposure to credit cards, home equity, or auto financing.  The vast majority of our asset-backed securities are rate reduction utility bonds.

Twenty-eight percent of the portfolio is in municipal bonds, made up mostly of essential service revenue and general obligation securities.  Today, the overall muni bond portfolio is rated double-A.

Roughly 12% of our portfolio is in equities and 10% is in short-term funds.  We continued to look for signs of market stability in our investment portfolio.  Things like the housing sector stabilizing, prices, delinquencies, foreclosures, etc.  Credit flowing more freely through our economy, as evidenced by banking data and credit spreads tightening, government intervention declining, improved consumer confidence, etc.  Absent these signs, we believe the markets will continue to be volatile and have taken steps to reduce our exposures to the more volatile asset classes, including eliminating our positions in the high-yield municipal bond fund, REITS, preferred stocks, and the Dow dividend select ETF.

Our fixed income portfolio has an overall rating of double-A and a duration of 4.6.  The tax equivalent yield on our fixed income portfolio is approximately 5.6%.  We do not currently own any securities rated below investment grade.

Net realized losses on our investment securities were 33.5 million this quarter, mostly from OTTI charges.  The majority of these impairment charges related to an equity security with the largest being a 10.2 million ETF position in the S&P 500.

In general, any equity security purchased 6 to 12 months ago faces the possibility of impairment charges.  We had less than 3 million in OTTI charges from the fixed income portfolio.  These were for positions we no longer had the intent to hold.  None of these securities were in the asset-backed or mortgage-backed securities portfolio.

Our investment income for the quarter declined 8% versus the first quarter of 2008.  This is a result of changes to our asset allocation and a lower interest rate environment.  Again, we sold our more volatile assets during the quarter which had yields significantly higher than the current yields we are getting in our cash.

Our total return for the portfolio was -0.5% with equities returning -14.3% and our fixed income portfolio returning positive 2.1%.

We do not have any direct credit default swap exposure or derivatives in our portfolio.  We manage our investment risk and allocation in relation to our overall insurance risk.  We do not want to take excessive investment risk that will prohibit us from writing insurance business.

While we have participated in the decline of the capital markets, our balance sheet and financial condition remains strong.  Our book value remains relatively unchanged from last quarter at $32.93.  In addition, we believe we have further reduced our volatility given the exit of our more volatile asset classes.

In April, the FASB Board voted to make changes regarding fair value.  This really deals with fixed income securities that have lost significant value where the market is highly illiquid and the only recorded sales are fire sales.  Based on our evaluation of our portfolio, this change would have no impact on our portfolio in the first quarter, thus we did not early adopt.  We will adopt in the second quarter as mandated, but we do not anticipate significant changes based on our current analysis of the portfolio.

For the operations highlight, I will now turn the call over to Mike Stone.  Mike.

Mike Stone:  Thanks, John and good morning everybody.  An excellent underwriting quarter, by anyone’s standards.  87 combined ratio.  I’ll discuss the insurance market and how we’re navigating in this marketplace.  Overall the market is in flux.  We’re seeing signs of stabilizing rates, even an uptick in the property segment.

Talk about the segments - casualty, gross written premium was down 20%, combined ratio of 91 versus 100 last year.

General liability, our largest line, continues under pressure while rates declined modestly in the first quarter; less than 5%.  This is an improvement over ‘08.  The economy is taking its toll, the construction industry is having difficulty in this economy and the contractor segment represents about 50% of our GL business and our primary liability GL was off, gross written premium was off, 20% in the first quarter.

Additionally, our program business is off over 50% as we take underwriting action on several programs and additionally there was a discontinued program in the third quarter of ‘08, which added to the premium decline.

General liability and programs represent nearly all of the gross written premiums shortfall in the first quarter.  Overall, I’d say casualty appears to be improving and we would expect the rate environment to improve as the year progresses.

In the property segment, gross written premium up 14% on a combined ratio of 83.  Our fire business, gross written premium is up some 10% with rates improving in excess of 5%.  Our earthquake business, DIC, gross written premium up 12%, with rates up over 10%.  We’re seeing improvement in this segment with CAT rates up better than 10%, as reinsurance rates are up as well.  We renewed our property reinsurance on 1/1 and at less than a 5% increase.

As John mentioned, our marine business experienced an uptick in losses in the quarter.  This loss activity was centered on our hull and P&I line and we have taken underwriting action we would expect this underwriting action to reduce our exposure to this line of business was about 30% of our business before, it will be down to less than 20% by year end ‘09 as we re-underwrite that area.

Our facultative reinsurance business had a good quarter and is starting to see more opportunities, which is also a sign that the overall segment is improving as companies are buying more facultative and protecting their net lines.

Surety - gross written premium up 14%; combined ratio of 83.  Our surety gross written premium is basically flat, but with the addition of our new fidelity line this segment saw a gross written premium increase.  Overall, surety will be under pressure in ‘09 with the economy as weak as it is.  We’ve been through this before and our underwriting will be very conservative in this environment.  Fidelity is off to a good start with an excess of $2 million in gross written premium in the quarter.

Overall, we’ve added product and underwriters in ‘08 and as the market improves, and we are starting to see an improvement, we are in an excellent position to benefit from an improving rate and market environment.

With that, turn it back to John.

John Robison:  Thanks, Mike.  I’d like to now open the call up to questions.

(Question-and-Answer Session)

Operator:  (Operator Instructions).  We’ll take our first question from Mike Grasher with Piper Jaffrey.

Mike Grasher:  Good morning, gentlemen.  Congratulations on the quarter, from the underwriting perspective anyhow.  The first question I had was with regards to the — with regard to the loss ratio and surety, looked like it was a little bit higher here in the quarter.  Is that a function of claim payments going out or just higher reserving given the market conditions?

Joe Dondanville:  Mike, it’s Joe Dondanville.  I think what you’re seeing in 2009 is more neutral to any activity that’s happened on reserve changes or booking ratio changes.  What happened in the first quarter of last year is we had a settlement on the final open item on the CMC that was a benefit of about a half a million dollars.

Mike Grasher:  OK.  And I — as I look at the other quarter though, I mean, even for the years, it certainly seems to be running I guess higher than what it has since perhaps 2006 maybe.

Joe Dondanville:  I’m not quite sure how far back it goes, but we’ve seen some favorable development in surety in the last couple of years at least, but at this point, in the first quarter, we have not had any development either positive or negative for surety, so …

Mike Grasher:  OK, and so this might be a fair run rate then as we go through 2009?

Joe Dondanville:  Yes.

Mike Grasher:  At least until we get to the back half.

Joe Dondanville:  Yes.

Mike Grasher:  OK.  And then, I guess on the casualty line, from the expense perspective you know we’ve got a top line which is falling and seems to be a bit soft and the notional amount of operating expenses is that a fair run rate?  I mean it seems to me if we’re going to have a lower top line that expense ratio likely moves higher, but that doesn’t necessarily mean that your expenses would get out of control per se.

Joe Dondanville:  No, I think what you see is some accordion effect of our expenses based off of profit levels.

Mike Grasher:  OK.

Joe Dondanville:  If our profit levels are going to be picking up, we’ll be picking up more in profit sharing that’s going to cause those to go up.  If our profit levels remain the same then we think our expenses are going to trail, or follow, pretty closely to where they are now.

Mike Grasher:  OK.  That’s very helpful.  Thank you very much.

Operator:  Our next question will come from Doug Mewhirter.

Doug Mewhirter:  Hi, good morning.  I had two market-related questions.  First, you were talking about conditions in your casualty business where things are soft and you know you said the economy is definitely biting.  I guess if you look at supply and demand versus the supply being the willingness of you and your competitors to offer capacity, which would put pressure on rates, and the demand, which is the willingness of people to buy more limits or less limits.  How do you think that that balances out in the equation in terms of the — where the casualty market is right now?

Mike Stone:  Mike Stone, I’ll take a stab at that.  Certainly, I think, as the economy ebbs, we see customers buying less limit, by and large.  Certainly the excess liability lines are under pressure.  We’ve seen a less growth in our personal umbrella product for example.  We see a decline in our commercial umbrella product as people are buying less limit.  And I think in areas where people — some people aren’t buying at all.  And we see that in the construction market place where either they’re going out of business or they’re doing very little business and they’re going bare where they can.

So, we see is it’s particularly pronounced in the construction side where I think there’s still a bit of capacity out there, the supply side.  But there’s not as much business.  Not as much exposure.  So the premium without regard to the rates are going to be under — it’s going to be under pressure.

Doug Mewhirter:  Thanks, that was very helpful.  And I guess on a more positive side, if you look across the board, you mentioned that your DIC lines and selected property lines seem to be improving.  Are there any other areas in the company or sub-segments that seem to be working or stabilizing or ticking up?

Mike Stone:  This is Mike Stone again.  I think the casualty, the overall casualty area, I think is improving.  We’re not seeing any rate increases yet, but the rate of decline is slowing.  Certainly we’re seeing an uptick on the property side, and led by the CATs.  I think also led by reinsurers who are being fairly disciplined in this stage of the marketplace, this stage of the cycle.

I think that’s it.  The EPG, the D&O lines are certainly, we don’t write much financial institutions, but the financial institution rates are up quite a bit, as they should be.  But overall, D&O is holding its own as well.

And I said you know the facultative reinsurance is doing fairly well as ceding companies are starting to cede more business into the facultative marketplace.

Doug Mewhirter:  OK, great.  That’s all my questions.  Thank you.

Operator:  Our next question will come from Michael Nannizzi.  And sir, your line’s open.  Hearing no response, we will move on to Meyer Shields.

Meyer Shields:  Pardon me.  Thank you.  Good morning, everyone.  Can you talk a little bit about what types of companies are increasing their facultative sessions?  Is there any common thread?

Mike Stone:  This is Mike Stone.  No, it’s a whole group of our companies that we are approved to do business with.  We’re seeing it from mostly the standard lines companies, that’s who we do business with in that space.

Meyer Shields:  And could I ask you to clarify the comments you’re making about surety premium — or surety segment growth and fidelity.  I didn’t know whether you expected fidelity growth to be offset by worsening economic conditions affecting surety?

Mike Stone:  No.  On our fidelity business, obviously we’re in a start-up mode.  So I would expect it will grow from last year because we had nothing.  But I think surety is going to be under pressure, but we’re in pretty good shape on surety.  I wouldn’t expect to see premiums decline in ‘09 by much, if any.

But we’re certainly not going to — we’re not going to be interested in growing the surety lines in this economic environment.  I mean we’ll try to grow our miscellaneous business as we can.  We’ll do what we can to find opportunities in the energy segment.  But our contract and our commercial business is, i.e. the account driven business son the miscellaneous side and the contract business, will be very, very conservative in this market space.

Joe Dondanville:  This is Joe Dondanville.  Let me just clarify, the growth in the first quarter on surety is due 100% to the new line of fidelity that we’re in.  The surety premium between years is flat and the $2.5 million growth is because of fidelity.

Meyer Shields:  OK, that’s helpful.  Thank you.  Last question, if I can, is there any reason we should expect the annualized yield on your investment portfolio to change all that much over the course of the year?

John Robison:  We do have lower interest rate environment.  We have de-risked the portfolio.  You know the securities we sold that we talked about with the realized losses were yielding significantly higher but had a lot more volatility.  So we are in a lower interest rate environment.  We’re being prudent with those investment decisions.  Hopefully that helps.

Meyer Shields:  It does.  Thank you very much.

Operator:  Next we will hear from Bijan Moazami.

Bijan Moazami:  Good morning, everyone.  Couple of questions.  First of all, I was wondering if you could spend a little bit of time on the property business.  Why you’re adding to the reserves in that line?

Mike Stone:  It’s Mike Stone.  The addition of the reserves comes from the marine segment that I spoke of that had the uptick in losses.

Bijan Moazami:  Any — is there anything in underwriting or is it just individual losses that happened that line?

Mike Stone:  Well we’ve taken action on — we’re underwriting around this hull and P&I business that we had an uptick in losses, so we’re going to reduce our exposure to that particular segment of the marine business as we go through the rest of ‘09.

Bijan Moazami:  Please just refresh our memory, how big is that line?  It shouldn’t be all that big.

Mike Stone:  No, it’s about 30% of our marine business.

Bijan Moazami:  OK, perfect.  And could you spend a little bit of time on the program business? Obviously the casualty line decreased in terms of the premium volume, I assume that relates to the program business you alluded to.  How big is that program business and what are you seeing there that is leading you to withdraw from that line?  What decreased your volume?

Mike Stone:  Our program business, we’ve not had very good experience in over the last few years.  We took some action in the beginning of this year to reduce a number of the programs that have been causing us difficulty in that area.  So, we’ll shrink programs from probably $40 million roughly last year to probably in half of that as we re-underwrite that segment.

Bijan Moazami:  OK, great.  Thank you very much.  And where do you see the most appetites of growth going forward.  Obviously you’re a little bit excited about the casualty lines.  Is it professional liability where you’re going to see growth or in elsewhere?

Mike Stone:  Well, I would hope that we’ll see some growth in the professional liability arena. We did add a design professional operation, an architects and engineers operation, at the end of ‘08 and they are up and running and we would expect a good second quarter from them.

You know until the economy kicks back a bit, I think our primary liability is going to be under pressure as well as our umbrella products.  But I would hope that the professional liability including the D&O would start to perform and certainly transportation I would expect is — would be the first sign that the market really is moving in a positive direction.

Bijan Moazami:  Great.  Thank you.

Operator:  Our next question will come from Ron Bobman.

Ron Bobman:  Hi, good morning and congrats on the continued great underwriting results.  I just had a few questions.  I forgot, one of you mentioned that D&O was holding its own.  I think you were sort of referring to rates and obviously you also mentioned you don’t write much if any financial institutions within your D&O book. But I was still sort of surprised if I heard you right, if I hear you did say that sort of rates were holding their own in D&O.  Is that, as far as you guys see it, true?

Mike Stone:  Yes, this is Mike Stone.  Yes, actually rates on our book of business and it’s not a huge book of business, about a $50 million book, were up in the first quarter and that’s not just financial institutions.  We were up, order of magnitude 5 to 10%.

Ron Bobman:  Got you.  And I assume that’s — would you ballpark what it was like in the fourth quarter.  I mean is that like — is that considered an uptick?

Mike Stone:  Yes.

Ron Bobman:  OK.  The marine business, is that a relatively new line for the company?  Could you refresh my memory?  Did you add a team sometime in the last year or two?

Mike Stone:  Probably 4 years ago.

Ron Bobman:  OK.  My next question is sort of fairly specific, but I think you guys are sort of well situated to answer it.  In the construction area I’ve read a couple of sort of just general news reports about this defective or I guess claimed defective drywall that was manufactured overseas and that it’s indicating some problems.  If you sort of know what I’m referring to, might that be a significant problem for insurers that write sort of construction liability risks?

Mike Stone:  It’s Mike Stone.  Yes, it’s called Chinese drywall, by the way.

Ron Bobman:  I knew that but I didn’t want to nationalize it.

Mike Stone:  Well, I mean I’m just telling you what I know about it.  I don’t know if that’s a pejorative or not.  But we’re aware of it.  It’s becoming an issue in California, becoming an issue in a lot of the — where there was growth you know the Arizona’s, the Florida’s.  Thus far, we have not seen much in our book and would expect since we do basically general contractors, you’re going to see a lot of problems with the subs and we don’t write as many subcontractors or as many artists.  So I would expect it could be an issue in the industry, yes.

Ron Bobman:  So it’s a pretty pervasive product?

Mike Stone:  Well, it’s a drywall.  I mean …

Ron Bobman:  Well, no but I’m saying Chinese drywall was sort of pervasively — that I knew, drywall is used a lot.  But the Chinese drywall, is it pretty pervasive as far as its share of construction work?

Mike Stone:  I wasn’t trying to be smart.  I don’t know its market penetration, but if you think about the rest of the economy and the impact Chinese product had given price points, etc., given need, market need at the time when construction activity was pretty high.  So we’re aware of it, we’ve analyzed our book, we feel like we’re in pretty good shape.

Ron Bobman:  OK, my last simple question is, could you describe the fidelity — the types of fidelity bonds that you write?

Mike Stone:  We write financial institution bonds; we write commercial crime.  You know, just typical fidelity bonds or fidelity insurance.

Ron Bobman:  OK, and then that obviously is a new segment for the company — how long have you been writing it — adding it to the sister of surety?

Mike Stone:  Yes, then — this is Mike Stone.  Yes, we started in the third quarter of last year.  Yes, it’s a start up.  Well we wrote some very, very small fidelity bonds in our surety segment before.  They were very small.  This is on a broader scale where we have fidelity specialists, specialist underwriters that are doing it on a monoline basis and writing — we’re writing fidelity bonds for major corporations as well as mid-sized companies as well.

Ron Bobman:  Got you.  Is that line enjoying or receiving sort of staggering rate increases now given all the problems in the last, I don’t know, 12, 24 months?

Mike Stone:  The — obviously we’re new, so we’re getting — but based on what we understand where the industry was before and where it is today, yes there’s some rate movement there in a positive basis.

Ron Bobman:  Thank you very much and best of luck.  Hope it continues.

Operator:  We have a follow up from Mike Nannizzi.

Mike Nannizzi:  Hi, I’m just learning how to use speaker phones, I guess.  So I apologize for that last maneuver.  Just one question, John, if you could, on the CMBS book.  I know it’s a small part of your portfolio, but can you just talk about how that marked in the first quarter relative to year end?

John Robison:  You know I can get that for you.  It’s …

Mike Nannizzi:  OK.

John Robison:  Our portfolio has actually improved in that area.  There’s been more liquidity in there and again our principal and the payments, the contractually obligated payments seem to be safe and we have not experienced any significant declines in that portfolio from where it was at 12/31 or even 9/30.

Mike Nannizzi:  OK.  And then — in terms of on the — I’m sorry if while I was getting back into the queue here if somebody asked this, I apologize, but is far as the income statements impairment, was that all impairments on securities you’re still holding?  Well, actually, other than the municipal ETF, was that all stuff you’re still holding or is that stuff that you sold?

John Robison:  The 33.5 million; 10 million is realized net losses, 23 million is OTTI, and that 10 million of the OTTI is related to the S&P 500 ETF.

Mike Nannizzi:  OK.  So 13 million OTTI is probably — is mostly — is not equities then I take it?

John Robison:  No, I’m sorry.  The vast majority of that is equities.  They were individual holdings in that.

Mike Nannizzi:  Individual holdings, I see, OK.  So most of the 23 million in OTTI was equities then.

John Robison:  Correct.

Mike Nannizzi:  I got it.  OK.  And then are you seeing any continued pricing or are there any folks in the market pricing not so rationally right now and if so, is there one segment where you’re seeing that more than others?

Mike Stone:  This is Mike Stone again.  I don’t think there’s anybody that’s being real irrational now.  I mean, I think the market’s starting to stabilize a bit.  I mean obviously you’ve heard about the company that starts with an “A” that people have castigated for rate degradation.  While we experience that still to some degree, I think it’s not — it’s not as pronounced as it was probably mid-year last year.  But we still hear those kind of stories coming out of that area.

Mike Nannizzi:  OK.  And then — if you could talk a little bit about just the umbrella coverages.  I know you mentioned it briefly before, but in terms of personal and commercial umbrella, kind of what you’re seeing there and what you — how you view that — those businesses in ‘09 forward.

Mike Stone:  Really our personal umbrella product is a terrific product; it’s been a good performer for us.  We are starting to see a bit of decline in demand as people look to save every nickel and dime they can.  So we’ve seen a little bit of decrease in growth there.  Obviously we’re off about 5% for the quarter.  But you know I would expect that — we’ve got a great product there, we would expect that would hold its own going forward.

Commercial umbrella is difficult.  People are buying less limit as the economy weakens people will continue to buy it less limit or not buy it at all.  Remember that it is umbrella protection and in tough times people just will forego that and buy the primary and be willing to take the risk.  So we are starting — we are experiencing some of that.

The rate environment in commercial umbrella never got to where it needed to be, in our view.  Most of our umbrella now is written over our primary so we’re getting a good underwrite on that.  We know the customer from the ground up.

Mike Nannizzi:  Got it.

Mike Stone:  And we feel pretty good about that — about that part of the business.  But the rest of the commercial umbrella is, I think, continues to be under pressure from a price standpoint and also from a demand standpoint.

Mike Nannizzi:  And on the personal is also are you seeing — so it’s top line is coming down because maybe less folks are buying, but is it also rate or is — or are you kind of staying where you were on rate.

Mike Stone:  Our personal umbrella rate is up a percentage or a point and a half or something like that.  So our rate’s holding there.  People are buying less limit we …

Mike Nannizzi:  Right.

Mike Stone:  Up to $5 million, we’re seeing the $5 million limits come down a bit and I think this just off on basic new policy growth.

Mike Nannizzi:  That’s really helpful, Mike, thank you.  And then the habitational insurance on the GL side, I mean you kind of mentioned GL.  Can you talk a little bit about that line and are you still — or are you seeing typical standard lines insurers encroaching into that product all?

Mike Stone:  Encroached?  Yes, we continue to see standard lines companies in all of our surplus lines space.  Probably not more pronounced than it was last quarter, but they haven’t left; which will be a sure sign if things are starting to firm.  Yes, we still write habitational business and rates off a bit in the quarter, but we like that business.  It’s been a good business for us over time.

Mike Nannizzi:  Great.  OK, and last question and I’ll get back in queue.  Favorable development, you guys mentioned, specifically on the casualty side.  Is it any particular accident year or product line that drove that favorable development or were there offsets?

Joe Dondanville:  This is Joe Dondanville.  The development came through multiple years.  So that there’s no one prominent year and there’s no one prominent product.  Although GL and transportation are two of the leaders that have shown favorable, but we’ve seen favorable in other lines as well.

Mike Nannizzi:  OK.  All right.  Great.  Thank you very much for answering all those questions.

Operator:  Next we’ll take a follow up from Meyer Shields.

Meyer Shields:  Thanks.  I apologize if I missed this before, but the casualty segment accident period combined ratios seems to have jumped up significantly, at least sequentially.  Is that a few individual large losses or is something else going on?

Joe Dondanville:  This is Joe Dondanville.  No, I think that’s in part continuing the trends that we’ve seen in pricing and loss cost.  And that we try to take a fairly conservative position going forward and allow time for the accident year to develop to know where we’re ending up.  But just from a pure pricing standpoint, that’s what we’re seeing when we’re looking at year over year pricing.

Meyer Shields:  I guess on a related note, for longer tail lines of business, have you adjusted your assumptions for inflation for pricing and reserving?

Joe Dondanville:  No, we’ve been fairly conservative in our inflation numbers.  We’re not projecting the current level of inflation, what we use is more of a long term level of inflation for our loss costs.

Meyer Shields:  OK, great.  Thanks so much.

Operator:  We’ll take a follow up from Mike Grasher.

Mike Grasher:  Thanks, and then just in terms of the opportunities that are out there, with all the market disruption, what’s your sense in terms of the opportunity to continue to add teams of underwriters or talent?  Are you still speaking with different teams or have you kind of called that off for now.

Jon Michael:  This is Jon Michael, Mike.  We are continuing to look for teams of people.  We think now is a perfect time to start up lines of business and you know we’ve got people here that are dedicated to that activity and there are people that are out there that are looking.  So we’ve seen increased activity of available people and teams of people.

Mike Grasher:  And would that be to build further depth in current lines or to add new risks.

Jon Michael:  Both.

Mike Grasher:  OK, thank you.

Operator:  At this time, gentlemen, there are no further questions.

John Robison:  Thank you, I’d like to turn the call over to Jon Michael now.

Jon Michael:  Thanks again for listening and all of your thoughtful questions.  Although we did have a slight loss overall for the quarter, we believe that the overall result was excellent, especially from an operating standpoint.  Our top line was negatively impacted by the contraction in the economy, especially the construction sector, which really impacts our casualty segment.  In particular, Mike mentioned our general liability and commercial umbrella lines are affected by that contraction in the construction sector.

Offsetting this, we saw growth in the property segment of our business.  We also saw some solid production in the newly launched fidelity, facultative reinsurance, and architect and engineers products.  So we’re happy with that.  Those were all teams of people that we hired in the last year.

An excellent underwriting combined ratio of 87.9 and we continue to have a very solid balance sheet and investment portfolio.  We have book value per share of $33.  So we remain well positioned in the market to take advantage as the economy improves and as the insurance market improves, which we fully expect that that will happen.

So thank you again for listening and we’ll talk to you next quarter.

Operator:  And that does conclude today’s teleconference.  Thank you all for joining and have a wonderful day.

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